Exhibit 10.69

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (the "Agreement") is dated as of this 13th day of February, 2007 by and among Stratus Services Group, Inc., a Delaware corporation (the "Company"), and Fusion Business Services, LLC, a Delaware limited liability company ("Fusion").

WHEREAS, each of the Company and Fusion owns a 50% membership interest in Stratus Technology Services, LLC, a Delaware limited liability company (the "LLC");

WHEREAS, Fusion wishes to sell to the Company, and the Company wishes to acquire from Fusion, a one percent (1%) membership interest in the LLC and the related Voting Unit;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and of other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.
Purchase and Sale of Interest. The Company hereby purchases from Fusion and Fusion hereby sells to the Company, a membership interest representing one percent (1%) of the outstanding membership interests in the Company and one (1) Voting Unit. The aggregate purchase price for such membership interest (the “1% Interest”) and Voting Unit shall be One Thousand Sixty Two Dollars ($1,262), which shall be payable in full through the issuance to the members of Fusion of a number of shares (the “Shares”) of the common stock, $.04 par value (the “Common Stock”), of the Company having an aggregate Market Value (as defined below) of One Thousand Sixty Two Dollars ($1,262). The term “Market Value” shall mean the last sale price per share of the Common Stock as reported by the NASD OTC Bulletin Board on the day prior to the date of this Agreement, which the parties hereto acknowledge was $0.018 per share, thereby requiring the issuance of 70,111 Shares to Fusion. The Company agrees to instruct its transfer agent to issue such shares of Common Stock to the members of Fusion identified by Fusion promptly after the execution of this Agreement, subject to receiving such representations and acknowledgments from such members as the Company may reasonably request.

2.	Representations of the Company. The Company hereby represents and warrants to Fusion as follows:

(a)	The Company is a corporation duly formed and validly existing and in good standing under the laws of the State of Delaware.

(b)	The Company has full corporate power and authority to execute and perform its obligations under this Agreement.

(c)	Upon issuance, the Shares shall be duly authorized, fully paid and non-assessable.

3.	Representations of Fusion. Fusion hereby represents and warrants to the Company as follows:

(a)	Fusion is a limited liability company duly formed and validly existing under the laws of the State of Delaware.

(b)	Fusion has good and marketable title to the membership interest being sold by it hereunder, free of all liens, charges and encumbrances.

(c)	Fusion has full power and authority to execute and perform its obligations under this Agreement.

(d)
The Company has made available to it the opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Company and its business. Fusion acknowledges that it has entered into the transactions contemplated by this Agreement without being furnished any prospectus.

4.
Right to Acquire 1% Interest. In the event that (a) the Company adopts any plan of dissolution or liquidation or any proceeding to liquidate or dissolve the Company is instituted against the Company, (b) there is a filing of a petition under the United States Bankruptcy Code or insolvency or similar law with respect to the Company, the making of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or other fiduciary to take charge of the Company’s assets, (c) the Company enters into any agreement to sell all or substantially all of its assets or enters into any agreement to merge, consolidate or combine with any other entity, then in any of such events, (d) there occurs any event related to the Company, including, but not limited to, any action taken by a creditor of the Company, that in the reasonable judgment of Fusion, adversely affects or could reasonably be expected to adversely affect, Fusion's ability to exercise its ability to manage the business an affairs of the LLC in accordance with the terms of the LLC's Operating Agreement,  Fusion shall have the right to acquire the 1% Interest and one (1) Voting Unit from the Company by transferring or causing the transfer of the Shares back to the Company or paying One Thousand Two Hundred Sixty Two Dollars ($1,262) in cash to the Company. The Company shall give written notice to Fusion of any of the events described in clauses (a) through (c) above within ten (10) days after the occurrence of such event. Fusion shall notify the Company in writing within five (5) days of receipt of such notice as to whether it wishes to acquire the 1% Interest and the Voting Unit.  In the event of the occurrence of an event described in clause (d) above, Fusion shall give written notice to the Company that it has determined that such anevent has occurred.  Any purchase of the 1% Interest and Voting Unit pursuant to this Section 4 shall be closed within thirty (30) days of the receipt of the written notice provided by Fusion pursuant to this section 4.

5.
Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Delaware, without giving effect to principles of conflict of laws.

6.
Severability. If any provisions of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

7.
Benefits of Parties, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns. This Agreement may not be assigned by any party hereto except with the prior written consent of all parties hereto.

8.	Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

9.
Construction. As used in this Agreement, words in the singular shall be construed as including the plural and vice versa and words in one gender shall include all genders unless the context shall clearly require otherwise.

10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

STRATUS SERVICES GROUP, INC.

By:	/s/ Michael A. Maltzman

Title: Executive Vice President & CFO

FUSION BUSINESS SERVICES, LLC

By:	/s/ Jamie Raymond

Title: Managing Member